Investor Presentation September 2011 Exhibit (a)(5)(F)

Forward-Looking Statements Forward-looking Statements In addition to historical information, this presentation contains certain statements that constitute “forward-looking statements.” These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including, but not limited to, statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. These risks and uncertainties include, but are not limited to, the possibility that Omnicare will not pursue a transaction with PharMerica, the timing to consummate a potential transaction between Omnicare and PharMerica, the ability and timing to obtain required regulatory approvals, Omnicare’s ability to realize the synergies contemplated by a potential transaction, Omnicare’s ability to promptly and effectively integrate the businesses of PharMerica and Omnicare, the performance of Omnicare’s institutional pharmacy business, business conditions in the institutional pharmacy industry generally, the inability to expand geographically as anticipated, the inability to leverage services and capabilities among Omnicare’s network of institutional pharmacies as anticipated, the effectiveness of Omnicare’s strategy in the institutional pharmacy business, the ability of the PharMerica acquisition to strengthen relationships with pharmaceutical and biotechnology companies and the risks and uncertainties described in Omnicare’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, Omnicare’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, Omnicare does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Important Additional Information On September 7, 2011, Philadelphia Acquisition Sub, Inc. (“Purchaser”), a wholly owned subsidiary of Omnicare, Inc. (“Omnicare”), commenced a tender offer to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), and the associated preferred share purchase rights, of PharMerica Corporation (“PharMerica”) at a price of $15.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”). The Offer is scheduled to expire at 12:00, midnight, New York City time, on October 4, 2011, unless extended. If the Offer is extended, Omnicare will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day following the date the Offer was scheduled to expire. This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) that was filed on September 7, 2011 by Omnicare and Purchaser with the SEC. These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the Offer, that should be read carefully before any decision is made with respect to the Offer. Investors and security holders of PharMerica are able to obtain free copies of these documents and other documents filed with the SEC by Omnicare through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Omnicare, Inc., 100 East RiverCenter Boulevard, Suite 1600, Covington, Kentucky 41011. Free copies of any such documents can also be obtained by directing a request to Omnicare’s information agent, D.F. King & Co., Inc., by phone at (212) 269-5550 or toll-free at (800) 769-7666 or by email at info@dfking.com. 2

Compelling Value for PharMerica Stockholders Consideration All-cash offer for all PharMerica shares at $15.00 per share Value $716 million (including net debt) Premium 37.2% premium to PharMerica’s closing price on 8/22/11 Financing No financing contingencies Regulatory Omnicare believes it will be able to close expeditiously FTC has examined the industry, noting that market conditions facilitate competition 3

Excellent Strategic Fit Offer represents a compelling opportunity for PharMerica stockholders High Quality Technology and Service Offerings Omnicare’s technology portal, Omniview, offers customers a range of innovative cost-saving solutions, including: Admissions preview; e-refill; Proof of delivery tracking; Drug management reporting; Real-time validation of Part D coverage Omnicare’s unique automation has improved accuracy, speed and consistency of service, while enabling employees to increase direct contact with customers Through proprietary document imaging system, Omnicare simplified order entry process, resulting in significantly improved turnaround times Omnicare’s sophisticated technology and systems can greatly enhance PharMerica’s current service levels while also reducing costs We believe that bringing together our complementary businesses would enable the combined company to benefit from enhanced scale and operational efficiencies, and a broader array of service offerings. The proposed transaction is consistent with the country’s effort to lower overall healthcare costs. 4

Excellent Strategic Fit Formulary Management Clinical Intervention Centers, which provide clinically appropriate and financially cost-effective, patient-specific medication therapy and other formulary management initiatives, are expected to help customers identify and reduce drug costs Purchasing Ability and Speed to Market with Generics Combined company’s purchasing ability expected to provide cost savings to customers of the combined company, especially with regard to generics, and will allow them to benefit from coming wave of brand drug patent expirations Omnicare’s ability to convert over 95% of a brand product to generic equivalent in a matter of a few weeks provides almost immediate cost savings to its customers We believe that bringing together our complementary businesses would enable the combined company to benefit from enhanced scale and operational efficiencies, and a broader array of service offerings. The proposed transaction is consistent with the country’s effort to lower overall healthcare costs. 5

Strongly Prefer a Negotiated Transaction We are proposing a sensible, well-established path forward and are willing to discuss ways to reasonably allocate the risks of a transaction, including any regulatory risk Normally, sensitive information would just be shared with outside counsel. To accede to PharMerica’s sensitivity regarding confidentiality, even with respect to outside counsel, we are willing to use a third party with respect to the exchange of confidential information Information jointly submitted by Omnicare and PharMerica to third party Third party would review, reformat and edit such information so that, when shared with Omnicare’s outside counsel, such information would be presented in a manner that would further reduce the possibility of misuse We have suggested a path forward that protects all parties and provides PharMerica stockholders with an immediate and substantial premium for their shares. We urge PharMerica stockholders to send a clear message to their Board that they should agree to negotiate a mutually acceptable transaction without further delay. 6

Omnicare Today... A Leading Provider of Pharmacy Services Long-term care pharmacy Pharmacy services for skilled nursing, assisted living, chronic care and other settings 47 states, District of Columbia and Canada Dispenses over 110 million prescriptions/year Industry leader Specialty care Supports patients, providers, care-givers, nurses, physicians and bio-pharmaceutical companies Dispenses over 8 million prescriptions/year Emerging provider with growth rates outpacing industry average Long-term care pharmacy and specialty care provide two attractive platforms for growth 7

Focused on Becoming More Operationally Driven Productivity-Enhancing Initiatives Drug purchasing Leveraging brand and #1 position in long-term care in generic drug purchasing power Strategic sourcing Capitalizing on scale with non-drug purchases Leverage assets across both businesses (long-term care and specialty care) to maximize efficiencies Operating initiatives Optimize existing automation technologies, implement new automated processes Improve standardization within pharmacies Establish benchmarks Performance targets drives greater efficiencies 8

Demographic Trends Aging Population Shaping Healthcare Life expectancy continues to lengthen Significant population mix shift towards seniors Source: U.S. Census Bureau 9

Pharmaceutical Market Trends Branded drugs Major market shift to generic drugs Development and utilization of specialty drugs increasing 10

Major Shift to Generic Drugs Benefits We believe that Omnicare’s sourcing abilities create unique opportunity within industry #1 buyer of generics in long-term care channel Reduces sales, but increases gross profit – both dollars and margins Favorable impact on working capital 11

Major Shift to Generic Drugs Typical Life Cycle of Nonexclusive Generic Drug NOTE: Graph is for illustrative purposes only. Not representative of every generic drug, as each generic drug has unique characteristics. 12

Specialty Pharmaceuticals A Growth Industry Pharmaceutical Market Share(1) by Drug Type Mail order specialty pharmacy Outsourced services for biotechnology firms Omnicare’s institutional pharmacies Conventional Drugs, 72% Other, 19% Omnicare’s Positioning Within Specialty Pharmaceuticals... (1) Source: EvaluatePharma 13

Specialty Care Growth Outside Institutional Setting Omnicare specialty care growth has been robust... and opportunities exist to further accelerate growth through: Addition of new leadership Coordination of efforts Leveraging long-term care business and relationships to create new opportunities Penetrate additional disease states Primary disease states currently multiple sclerosis and oncology Potential additional acquisitions to fill-out portfolio in the future Two-year CAGR(1) for Omnicare’s specialty care businesses > 20%(1) Quarterly revenues based on fourth quarter 2010 results for Advanced Care Scripts, RxCrossroads and excelleRx (as compared with fourth quarter 2008 results) 14

Long-Term Care Institutional Growth Opportunities Skilled Nursing Facilities Organic growth through improved customer service, technology Selected acquisitions Adjacent markets Veteran’s Administration Facilities Independent living Psychiatric hospitals Group homes / MRDD facilities Assisted Living Facilities Consumer/institutional hybrid market 15 If current conditions continue, we expect to generate organic bed growth by the end of 2011

Long-Term Care Assisted Living Facilities Assisted Living Facilities Three-pronged growth opportunity Developing programs to increase penetration rate 16

Omnicare’s Fundamental Value Drivers 17

Investor Presentation September 2011